Exhibit 23(a)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-108976 on Form S-8 of our reports dated February 12, 2007, relating to the consolidated financial statements and financial statement schedule of The Bear Stearns Companies Inc., and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Bear Stearns Companies Inc. for the year ended November 30, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/  Deloitte & Touche LLP
New York, New York
December 21, 2007